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                                                                   EXHIBIT 99.5

                            The Walt Disney Company

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 4, 1996

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  A Special Meeting of Stockholders (the "Disney Meeting") of The Walt Disney
Company, a Delaware corporation ("Disney"), will be held starting at 10:00 a.m., local time, on January 4, 1996, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. Attendance at the Special Meeting will be limited to stockholders of record on November 10, 1995, or their proxies, beneficial owners having evidence of ownership on that date and invited guests of Disney.

  The purposes of the meeting are:

    1. To consider and vote upon a proposal (the "Disney Proposal") to approve and adopt (i) an Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 1995, (the "Reorganization Agreement"), by and between Disney and Capital Cities/ABC, Inc., a New York corporation ("Capital Cities"), and (ii) an Agreement and Plan of Merger among DC Holdco, Inc., a Delaware corporation ("New Disney"), Disney and DCA Merger Corp., a Delaware corporation and a wholly owned subsidiary of New Disney ("DCA Merger Corp."). The Reorganization Agreement contemplates, among other things, that (a) DCA Merger Corp. will be merged with and into Disney and DCB Merger Corp., a New York corporation and a wholly owned subsidiary of New Disney, will be merged with and into Capital Cities, with the result that Disney and Capital Cities will become wholly owned subsidiaries of New Disney, (b) each outstanding share of Disney common stock, par value $0.025 per share ("Disney Common Stock"), will be converted into one share of New Disney common stock, par value $0.01 per share ("New Disney Common Stock"), (c) each outstanding share of Capital Cities common stock, par value $0.10 per share, at the election of each Capital Cities shareholder and subject to certain limitations, will be converted into the right to receive (i) one share of New Disney Common Stock and cash in the amount of $65, (ii) one share of New Disney Common Stock plus a number of shares of New Disney Common Stock equal to a fraction, the numerator of which is $65 and the denominator of which is an amount equal to the average of the closing sales prices of Disney Common Stock on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of the Effective Time (as defined in the Joint Proxy Statement/Prospectus attached to this Notice) (the "Disney Common Stock Price"), or (iii) cash in an amount equal to $65 plus the Disney Common Stock Price;

    2. To consider and vote upon a proposal to adopt the 1995 Stock Incentive Plan and the rules relating thereto (the "1995 Plan"), and an amendment to the 1990 Stock Incentive Plan and the rules relating thereto (the "1990 Plan"), to conform the 1990 Plan to the proposed 1995 Plan (collectively, the "Disney Option Proposal"); and

    3. To transact such other business as may properly come before the Disney Meeting or at any adjournments or postponements thereof.

  The maximum amount of cash to be paid as merger consideration to Capital Cities shareholders may be increased in Disney's sole discretion at any time prior to the fifth business day following the deadline for submission of elections by Capital Cities shareholders. See "THE REORGANIZATION AGREEMENT-- Capital Cities Merger Consideration" in the accompanying Joint Proxy Statement/Prospectus.
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  The terms of the Disney Proposal and the New Disney Common Stock to be
issued in connection therewith, as well as the Disney Option Proposal, are described in detail in the accompanying Joint Proxy Statement/Prospectus. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Disney Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Disney Meeting.

  In the event that there are not sufficient votes to approve the Disney Proposal, it is expected that the Disney Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Disney.

  Holders of record of shares of Disney Common Stock at the close of business on November 10, 1995, the record date for the Disney Meeting, are entitled to notice of and to vote at the Disney Meeting or at any postponements or adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Disney Common Stock is required to approve the Disney Proposal. The affirmative vote of a majority of the shares of Disney Common Stock represented in person or by proxy and entitled to vote on the Disney Option Proposal is required to approve the Disney Option Proposal.

                                          By Order of the Board of Directors

                                          /s/ Marsha L. Reed
                                          Marsha L. Reed
                                          Corporate Secretary

Burbank, California
November 13, 1995

                                   IMPORTANT

  Whether or not you plan to attend the Disney Meeting in person, please complete, sign, date and return the enclosed Proxy Card as soon as possible. A return envelope is provided for your convenience. You may revoke your Proxy at any time before it is voted by delivering to the Corporate Secretary of Disney at 500 South Buena Vista Street, Burbank, California 91521 a signed notice of revocation or a later dated signed Proxy Card or by attending the Disney Meeting and voting in person.

  DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

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